Exhibit 99.1

Montauk Renewables Announces First Quarter 2023 Results

PITTSBURGH, PENNSYLVANIA – May 10, 2023—Montauk Renewables, Inc. (“Montauk” or “the Company”) (NASDAQ: MNTK), a renewable energy company specializing in the management, recovery, and conversion of biogas into renewable natural gas (“RNG”), today announced financial results for the first quarter ended March 31, 2023.

First Quarter Financial Highlights:

•	Revenues of $19.2 million, decreased 40.5% as compared to the first quarter of 2022

•	Net Loss of $3.8 million, increased 239.7% as compared to the first quarter of 2022

•	RINs generated but unsold of 8.3 million, increased 88.1% compared to the first quarter of 2022

•	RNG production of 1.4 million MMBtu, decreased 1.2% as compared to the first quarter of 2022

Our profitability is highly dependent on the market price of Environmental Attributes, including the market price for RINs. As we self-market a significant portion of our RINs, a strategic decision not to commit to transfer available RINs during a period will impact our operating revenue and operating profit. The industry experienced volatile D3 RIN index prices since the release of the 2023 RVO by the EPA in December 2022. The RVO released in December 2022 also included a three-year volume compliance schedule rather than annual volume obligations. The final RVO is due to be released in June 2023 which we believe has temporarily impacted the timing of D3 RIN transfers from 2023 RNG production. Though the average market price of D3 RINs since the 2023 RVO release was approximately $2.18, the market price declined as low as $1.88 in February 2023 from a D3 RIN index price of $2.43 on the day of the 2023 RVO release. We viewed this reduction in price as temporary and, accordingly, we determined not to transfer a significant amount of D3 RINs generated and available for transfer from 2023 RNG production during the first quarter of 2023. As a result, at March 31, 2023, we had approximately 8,266 RINs in inventory, an increase of 88.1% compared to 4,394 RINs in inventory at March 31, 2022.

Our strategic decision to not self market a significant amount of RINs from 2023 RNG production due to our belief that first quarter of 2023 D3 RIN index volatility was temporary drove the decrease in total revenues in the first quarter of 2023. In the first quarter of 2023, we announced our planned entrance into South Carolina with the development of a new landfill gas-to-RNG facility. The planned project is expected to contribute approximately 900 MMBtu per day of production capacity upon commissioning. We expect to incur capital expenditures beginning in the second quarter of 2023 and expect the project to be complete and become commercially operational in 2025. Also, during the first quarter of 2023, through our Montauk Ag Renewables subsidiary, we signed a receipt interconnection agreement with Piedmont Natural Gas for the Turkey, NC location. This agreement is structured to coincide with the development timeline at the Turkey, NC location. Additionally, during the first quarter of 2023, we signed a lease agreement with Piedmont Natural Gas to provide access to the Turkey, NC property during construction of the interconnection. During the first quarter of 2023, we announced that CARB certified our Tier 2 application and the certified CI value for our Pico facility which will be used to report and generate LCFS credits starting with our fourth quarter of 2022 production when released from storage. Finally, in the second quarter of 2023, we entered the late stages of negotiations and expect to finalize on an opportunity to develop, own, and operate a RNG facility alongside our existing Bowerman REG facility in Irvine, CA that will maximize production, utilizing current available excess biogas feedstock.

First Quarter Financial Results

Total revenues in the first quarter of 2023 were $19.2 million, a decrease of $13.0 million (40.5%) compared to $32.2 million in the first quarter of 2022. The decrease is primarily related to our strategic decision to not self market a significant amount of RINs from 2023 RNG production due to our belief that first quarter of 2023 D3 RIN index volatility was temporary. Decreased realized RIN pricing during the first quarter of 2023 of $2.01 compared to $3.46 in the first quarter of 2022 also contributed to the decrease in total revenues. The decrease is partially offset by losses recognized in the first quarter of 2022 of $3.5 million which were related to a gas commodity hedge program that has since expired. Operating and maintenance expenses for our RNG facilities were $11.3 million, an increase of $1.7 million (18.6%) compared to $9.6 million in the first quarter of 2022. The primary driver of this increase was related to timing of preventative maintenance expenses during the first quarter 2023 at our McCarty and Apex facilities as compared to the first quarter of 2022. Our Renewable Electricity Generation operating and maintenance expenses in the first quarter of 2023 were $2.9 million, a decrease of $0.4 million (13.7%) compared to $3.3 million in the first quarter of 2022 due to the timing of scheduled preventative maintenance intervals at our Bowerman facility. Total general and administrative expenses were $9.5 million in the first quarter of 2023, an increase of $1.0 million (12.6%) compared to $8.5 million in the first quarter of 2022. The increase was primarily driven by stock-based compensation expense as a result of the 2022 amendments to restricted share awards issued in the Montauk Ag Renewables acquisition. Operating loss in the first quarter of 2023 was $14.2 million, an increase of $12.5 million (757.9%) compared to an operating loss of $1.7 million in the first quarter of 2022. Net loss for the first quarter of 2023 was $3.8 million, an increase of $2.7 million (239.7%) compared to a net loss of $1.1 million in the first quarter of 2022.

First Quarter Operational Results

We produced approximately 1.4 million Metric Million British Thermal Units (“MMBtu”) of RNG during the first quarter of 2023, a decrease of less than 0.1 million compared to 1.4 million MMBtu produced in the first quarter of 2022. Our Galveston facility produced less than 0.1 million fewer MMBtu in the first quarter of 2023 compared to the first quarter of 2022 as a result of temporary a temporary reduction in feedstock inlet during modifications to process equipment. We produced approximately 46 thousand megawatt hours (“MWh”) in Renewable Electricity in the first quarter of 2023, an increase of 1 thousand MWh compared to 45 thousand MWh produced in the first quarter of 2022. Our Bowerman facility produced approximately 2 thousand MWh more in the first quarter of 2023 as a result of preventative engine maintenance performed during the first quarter of 2022.

Affirmed 2023 Full Year Outlook:

•	RNG revenues expected to range between $137.0 and $145.0 million

•	RNG production volumes expected to range between 5.7 and 6.1 million MMBtu

•	Renewable Electricity revenues expected to range between $18.0 and $19.0 million

•	Renewable Electricity production volumes expected to range between 195 and 205 thousand MWh

Conference Call Information

The Company will host a conference call today at 5:00 p.m. ET to discuss results. The register for the conference call will be available via the following link:

•	https://register.vevent.com/register/BI31a43b081abf4889ab8d6060e1246200

Please register for the conference call and webcast using the above link in advance of the call start time. The webcast platform will register your name and organization as well as provide dial-ins numbers and a unique access pin. The conference call will be broadcast live and be available for replay at https://edge.media-server.com/mmc/p/ycnq6epn and on the Company’s website at https://ir.montaukrenewables.com after 8:00 p.m. Eastern time on the same day through May 10, 2024.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include references to EBITDA and Adjusted EBITDA, which are Non-GAAP financial measures. We present EBITDA and Adjusted EBITDA because we believe the measures assist investors in analyzing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

In addition, EBITDA and Adjusted EBITDA are financial measurements of performance that management and the board of directors use in their financial and operational decision-making and in the determination of certain compensation programs. EBITDA and Adjusted EBITDA are supplemental performance measures that are not required by or presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of our liquidity or profitability.

About Montauk Renewables, Inc.

Montauk Renewables, Inc. (NASDAQ: MNTK) is a renewable energy company specializing in the management, recovery and conversion of biogas into RNG. The Company captures methane, preventing it from being released into the atmosphere, and converts it into either RNG or electrical power for the electrical grid (“Renewable Electricity”). The Company, headquartered in Pittsburgh, Pennsylvania, has more than 30 years of experience in the development, operation and management of landfill methane-fueled renewable energy projects. The Company has current operations at 15 operating projects located in California, Idaho, Ohio, Oklahoma, Pennsylvania, North Carolina, South Carolina, and Texas. The Company sells RNG and Renewable Electricity, taking advantage of Environmental Attribute premiums available under federal and state policies that incentivize their use. For more information, visit https://ir.montaukrenewables.com

Company Contact:

John Ciroli

Chief Legal Officer (CLO) & Secretary

investor@montaukrenewables.com

(412) 747-8700

Investor Relations Contact:

Georg Venturatos

Gateway Investor Relations

MNTK@GatewayIR.com

(949) 574-3860

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of U.S. federal securities laws that involve substantial risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to our financial condition, results of operations, plans, objectives, strategies, future performance, and business. Forward-looking statements may include words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “strive,” “aim,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements we make relating to future results of operations, financial condition, expectations and plans of the Company, including expected benefits of the Pico feedstock amendment and the Montauk Ag project in North Carolina, the anticipated completion of the Raeger capital improvement project, Second Apex RNG Facility project, the Blue Granite RNG project, any Bowerman expansion project, the resolution of gas collection issues at the McCarty facility, our estimated and projected costs, expenditures, and growth rates, our plans and objectives for future operations, growth, or initiatives, or strategies are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to:

our ability to develop and operate new renewable energy projects, including with livestock farms, and related challenges associated with new projects, such as identifying suitable locations and potential delays in acquisition financing, construction, and development; reduction or elimination of government economic incentives to the renewable energy market; the inability to complete strategic development opportunities; deterioration in general economic conditions outside our control including the impacts of supply chain disruptions, inflationary cost increases, recession and other macroeconomic factors; continued inflation could raise our operating costs or increase the construction costs of our existing or new projects; rising interest rates could increase the borrowing costs of future indebtedness; the potential failure to retain and attract qualified personnel of the Company or a possible increased reliance on third-party contractors as a result; the length of development and optimization cycles for new projects, including the design and construction processes for our renewable energy projects; dependence on third parties for the manufacture of products and services and our landfill operations; the quantity, quality and consistency of our feedstock volumes from both landfill and livestock farm operations; reliance on interconnections to distribution and transmission products for our Renewable Natural Gas and Renewable Electricity Generation segments; our projects not producing expected levels of output; the anticipated benefits of the Raeger capital improvement project, Pico feedstock amendment and the Montauk Ag project in North Carolina the Second Apex RNG facility project, the Blue Granite RNG project and any Bowerman expansion project; potential benefits associated with the combustion-based oxygen removal condensate neutralization technology; resolution of gas collection issues at the McCarty facility; concentration of revenues from a small number of customers and projects; our outstanding indebtedness and restrictions under our credit facility; our ability to extend our fuel supply agreements prior to expiration; our ability to meet milestone requirements under our power purchase agreements; existing regulations and changes to regulations and policies that effect our operations; expected benefits from the extension of the Production Tax Credit under the Inflation Reduction Act of 2022; decline in public acceptance and support of renewable energy development and projects; our expectations regarding Environmental Attribute volume requirements and prices and commodity prices; our expectations regarding the period during which we qualify as an emerging growth company under the Jumpstart Our Business Startups Act (“JOBS Act”); our expectations regarding future capital expenditures, including for the maintenance of facilities; our expectations regarding the use of net operating losses before expiration; our expectations regarding more attractive carbon intensity scores by regulatory agencies for our livestock farm projects; market volatility and fluctuations in commodity prices and the market prices of Environmental Attributes and the impact of any related hedging activity; regulatory changes in federal, state and international environmental attribute programs and the need to obtain and maintain regulatory permits, approvals, and consents; profitability of our planned livestock farm projects; sustained demand for renewable energy; security threats, including cyber- security attacks; potential liabilities from contamination and environmental conditions; potential exposure to costs and liabilities due to extensive environmental, health and safety laws; impacts of climate change, changing weather patterns and conditions, and natural disasters; failure of our information technology and data security systems; increased competition in our markets; continuing to keep up with technology innovations; concentrated stock ownership by a few stockholders and related control over the outcome of all matters subject to a stockholder vote; and other risks and uncertainties detailed in the section titled “Risk Factors” in our latest Annual Report on Form 10-K.

We make many of our forward-looking statements based on our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in our Securities and Exchange Commission filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties. The forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

MONTAUK RENEWABLES, INC.

CONDENSED CONSOLIDATED

BALANCE SHEETS (Unaudited)

(in thousands, except share and per share data):

	as of March 31, 2023	as of December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$78,043	$105,177
Accounts and other receivables	6,305	7,222
Related party receivable	9,008	9,000
Current portion of derivative instruments	835	879
Prepaid expenses and other current assets	2,440	2,590

Total current assets	$96,631	$124,868
Non-current restricted cash	$407	$407
Property, plant and equipment, net	183,800	175,946
Goodwill and intangible assets, net	15,512	15,755
Deferred tax assets	16,985	3,952
Non-current portion of derivative instruments	584	936
Operating lease right-of-use assets	4,635	4,742
Finance lease right-of-use assets	80	96
Other assets	5,703	5,614

Total assets	$324,337	$332,316

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,232	$4,559
Accrued liabilities	11,354	15,090
Income tax payable	905	402
Current portion of operating lease liability	411	410
Current portion of finance lease liability	74	71
Current portion of long-term debt	7,876	7,870

Total current liabilities	$23,852	$28,402
Long-term debt, less current portion	$61,533	$63,505
Non-current portion of operating lease liability	4,312	4,341
Non-current portion of finance lease liability	6	25
Asset retirement obligations	5,593	5,493
Other liabilities	3,968	3,459

Total liabilities	$99,264	$105,225
STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, authorized 690,000,000 shares; 143,682,811 shares issued at March 31, 2023 and December 31, 2022, respectively; 141,633,417 shares outstanding at March 31, 2023 and December 31, 2022, respectively	1,416	1,416
Treasury stock, at cost, 971,306 shares March 31, 2023 and December 31, 2022, respectively	(11,051)	(11,051)
Additional paid-in capital	207,830	206,060
Retained earnings	26,878	30,666

Total stockholders’ equity	225,073	227,091
Total liabilities and stockholders’ equity	$324,337	$332,316

MONTAUK RENEWABLES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share and per share data):

	Three months ended March 31,
	2023	2022
Total operating revenues	$19,154	$32,169
Operating expenses:
Operating and maintenance expenses	14,182	13,201
General and administrative expenses	9,475	8,495
Royalties, transportation, gathering and production fuel	3,933	7,206
Depreciation, depletion and amortization	5,196	5,153
Gain on insurance proceeds	—	(313)
Impairment loss	451	51
Transaction costs	83	27

Total operating expenses	$33,320	$33,820

Operating loss	$(14,166)	$(1,651)
Other expenses (income):
Interest expense	$1,675	$32
Other expense (income)	7	(310)

Total other expense (income)	$1,682	$(278)

Loss before income taxes	$(15,848)	$(1,373)
Income tax benefit	(12,060)	(258)

Net loss	$(3,788)	$(1,115)

Loss per share:
Basic	$(0.03)	$(0.01)
Diluted	$(0.03)	$(0.01)
Weighted-average common shares outstanding:
Basic	141,633,417	141,045,477
Diluted	141,633,417	141,045,477

MONTAUK RENEWABLES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands):

	Three Months Ended
	March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(3,788)	$(1,115)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	5,196	5,153
Benefit for deferred income taxes	(13,033)	(236)
Stock-based compensation	1,770	2,334
Derivative mark-to-market adjustments and settlements	396	2,415
Gain on property insurance proceeds	—	(313)
Accretion of asset retirement obligations	100	98
Net loss (gain) on sale of assets	37	(293)
Increase in earn-out liability	214	—
Amortization of debt issuance costs	93	108
Impairment loss	451	51
Changes in operating assets and liabilities:
Accounts and other receivables and other current assets	1,033	2,949
Accounts payable and other accrued expenses	(4,307)	(1,554)

Net cash (used in) provided by operating activities	$(11,838)	$9,597
Cash flows from investing activities:
Capital expenditures	$(13,278)	$(2,378)
Proceeds from insurance recovery	—	313
Proceeds from sale of assets	—	1,088

Net cash used in investing activities	$(13,278)	$(977)
Cash flows from financing activities:
Repayments of long-term debt	$(2,000)	$(2,000)
Treasury stock purchase	—	(91)
Finance lease payments	(18)	—

Net cash used in financing activities	$(2,018)	$(2,091)
Net (decrease) increase in cash and cash equivalents and restricted cash	$(27,134)	$6,529
Cash and cash equivalents and restricted cash at beginning of period	$105,606	$53,612

Cash and cash equivalents and restricted cash at end of period	$78,472	$60,141

Reconciliation of cash, cash equivalents, and restricted cash at end of period:
Cash and cash equivalents	$78,043	$59,794
Restricted cash and cash equivalents - current	22	19
Restricted cash and cash equivalents - non-current	407	328

	$78,472	$60,141

MONTAUK RENEWABLES, INC.

NON-GAAP FINANCIAL MEASURES

(Unaudited)

(in thousands):

The following table provides our EBITDA and Adjusted EBITDA, as well as a reconciliation to net (loss) income which is the most directly comparable GAAP measure, for the three months ended March 31, 2023 and 2022:

	Three Months Ended March 31,
	2023	2022
Net Loss	$(3,788)	$(1,115)
Depreciation, depletion and amortization	5,196	5,153
Interest expense	1,675	32
Income tax benefit	(12,060)	(258)

Consolidated EBITDA	(8,977)	3,812
Impairment loss	451	51
Net loss (gain) of sale of assets	37	(293)
Transaction costs	83	27
Non cash hedging charges	—	3,451

Adjusted EBITDA	$(8,406)	$7,048